EXHIBIT 11

                       OGDEN CORPORATION AND SUBSIDIARIES
          DETAIL OF COMPUTATION OF EARNINGS APPLICABLE TO COMMON STOCK

                                                            FOR THE THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                            --------------------
                                                              1997       1996
                                                            --------   --------
                                                               (In Thousands)


NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE:
Average number of common shares                               49,818     49,546
                                                            ========   ========

NUMBER OF SHARES USED FOR COMPUTATION OF
EARNINGS PER SHARE ASSUMING FULL DILUTION:
Average number of common shares                               49,818     49,546
Shares issuable for conversion of preferred stock                284        295

Number of shares used for computation                         50,102     49,841
                                                            ========   ========

COMPUTATION OF EARNINGS APPLICABLE TO COMMON SHARES:
Net income                                                  $ 10,777   $  9,288
Less: dividends on Ogden preferred stock                         (39)       (41)
                                                            --------   --------

Consolidated income applicable to Ogden common stock        $ 10,738   $  9,247
                                                            ========   ========

COMPUTATION OF EARNINGS APPLICABLE TO COMMON SHARES-
ASSUMING FULL DILUTION:
Consolidated income applicable to Ogden common stock        $ 10,777   $  9,288
                                                            ========   ========

Note:

      Earnings per common share was computed by dividing income, increased (decreased) for adjustments arising from minority interest in consolidated subsidiaries, reduced by preferred stock dividends requirements, by the weighted average of the number of shares of common stock and common stock equivalents, where dilutive, outstanding during each period.

      Earnings per common share, assuming full dilution, was computed on the assumption that all convertible debentures, convertible preferred stock, and stock options converted or exercised during each period, or outstanding at the end of each period were converted at the beginning of each period or the date of issuance or grant, if dilutive. This computation provides for the elimination of related convertible debenture interest and preferred dividends.